Exhibit 99.1

                [THE FIRST OF LONG ISLAND CORPORATION LETTERHEAD]

January 26, 2004                                   For More Information Contact:
                             Mark D. Curtis, Senior Vice President and Treasurer
                                                        (516) 671-4900, Ext. 556

                             PRESS RELEASE IMMEDIATE
          THE FIRST OF LONG ISLAND CORPORATION ANNOUNCES 2003 EARNINGS

      Glen Head, New York, January 26, 2004 - During 2003, the Corporation experienced strong growth in its core business products. This enabled the Corporation to achieve approximately level earnings despite significant downward pressure on net interest margin caused by low interest rates and the expenses associated with its growth strategies. Earnings per share were $2.72 in 2003 as compared to $2.73 in 2002. For the fourth quarter of 2003, earnings per share were 68 cents versus 70 cents earned in the same quarter last year. Net income for 2003 was $11,365,000. As of December 31, 2003, total assets were $914,264,000.

      The most significant items positively affecting earnings for 2003 were a 15% increase in average checking balances and strategy changes with respect to the Corporation's securities portfolio. The size of the short-term securities portfolio was reduced, the intermediate-term securities portfolio and loans outstanding were increased, and borrowings under repurchase agreements were used to pre-invest future security and loan cash flows. Other important factors also favorably impacting earnings were an unusually large commercial mortgage prepayment fee received in the first quarter, net gains on sales of securities, and growth in the average balance of attorney escrow-type accounts.

      Overwhelmingly, the most negative influence on earnings is the overall decline in interest rates. On a sequential quarter-to-quarter basis, after a modest uptick in the first quarter, net interest margin continued to decrease. As cautioned in the past, sustained lower interest rates should result in continued margin pressure and further negatively impact income. Conversely, while an increase in interest rates may initially have a negative impact on net interest income, sustained higher interest rates should have a positive impact.

      Also affecting earnings were increases in personnel costs and expenses of the Corporation's growth strategies, particularly the opening of three New York City commercial branches. The New York City branches were opened on June 2, 2003 and so far the results are encouraging. While it is premature to predict their ultimate success, the Corporation remains optimistic regarding the long-term results of the New York City strategy and investment. The Bank's free checking campaign was started at the end of the first quarter and resulted in an increase this year of approximately 11% in the number of personal checking accounts.

                           BALANCE SHEET INFORMATION

                                                      12/31/03         12/31/02
                                                     ----------       ----------
                                                            (in thousands)

Total Assets .................................        $914,264         $792,342

Net Loans ....................................         319,519          259,023

Investment Securities ........................         519,427          453,508

Checking Deposits ............................         297,454          256,444

Savings and Time Deposits ....................         479,701          443,281

Total Stockholders' Equity ...................          89,291           85,442


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

                          INCOME STATEMENT INFORMATION

                                             Twelve Months Ended          Three Months Ended
                                           ------------------------    -----------------------
                                            12/31/03      12/31/02      12/31/03     12/31/02
                                           ----------    ----------    ----------   ----------
                                                   (in thousands, except per share data)
Net Interest Income ..................       $33,090       $31,818       $8,631       $8,035
Provision For Loan Losses ............           457           100          122           50
                                             -------       -------       ------       ------
  Net Interest Income After Loan
    Loss Provision ...................        32,633        31,718        8,509        7,985
                                             -------       -------       ------       ------

Noninterest Income ...................         5,998         5,488        1,345        1,361
Noninterest Expense ..................        23,475        21,488        6,019        5,314
                                             -------       -------       ------       ------
  Income Before Income Taxes .........        15,156        15,718        3,835        4,032
Income Tax Expense ...................         3,791         4,155          957        1,078
                                             -------       -------       ------       ------
  Net Income .........................       $11,365       $11,563       $2,878       $2,954
                                             =======       =======       ======       ======

Earnings Per Share:
  Basic ..............................       $  2.78       $  2.77       $  .70       $  .71
  Diluted ............................       $  2.72       $  2.73       $  .68       $  .70

      This earnings release contains "forward-looking statements" within the meaning of that term as set forth in Rule 175 of the Securities Act of 1933 and Rule 3b-6 of the Securities Act of 1934. Such statements are generally contained in sentences including the words "may" or "expect" or "could" or "should" or "would" or "believe". The Corporation cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, and therefore actual results could differ materially from those contemplated by the forward-looking statements. In addition, the Corporation assumes no duty to update forward-looking statements.

      For more detailed financial information please see the Corporation's 2003 Form 10-K. The Form 10-K will be available on or before March 15, 2004 and can be obtained from our Finance Department located at 10 Glen Head Road, Glen Head, New York 11545, or you can access Form 10-K by going to our website at www.fnbli.com and clicking on "About Us" and then clicking on "SEC Filings."


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